Exhibit 99.1

Pinnacle Airlines Reports First Quarter 2008 Financial Results

MEMPHIS, TN – May 8, 2008 – Pinnacle Airlines Corp. (NASDAQ: PNCL) (“the “Company”) today reported first quarter 2008 net income and fully diluted earnings per share (“EPS”) of $2.7 million and $0.15, respectively.  The Company’s net income and EPS were $9.4 million and $0.38, respectively, for the first quarter of 2007.

The Company’s financial performance for the quarter was negatively affected by two primary issues.  First, Colgan Air, Inc. (“Colgan”), the Company’s turboprop aircraft operating subsidiary, recorded an operating loss of approximately $5 million.  The loss is almost entirely caused by recent significant increases in fuel costs affecting the entire airline industry.  Colgan’s average cost per gallon of fuel increased 54% as compared to the first quarter of 2007, adding approximately $3.9 million in fuel costs.  Colgan’s financial performance is also affected by seasonal changes in demand, with unit revenue typically weaker in the first quarter each year as compared to the second and third quarters.

Second, the operating performance of Pinnacle Airlines, Inc. (“Pinnacle”), the Company’s regional jet operating subsidiary, was below incentive levels contained in Pinnacle’s Airline Services Agreement (“ASA”) with Northwest Airlines.  Specifically, to obtain full payment for regional airline services provided under the ASA,  Pinnacle is required to maintain certain levels of completed flights, on-time performance, mishandled baggage performance, and customer complaints over six month periods from January 1 to June 30 and July 1 to December 31 of each year.  During the first quarter of 2008, Pinnacle’s operating performance was affected by severe winter weather and by an increase in the number of operational maintenance events.  As a result, Pinnacle’s completion factor, on-time performance, and customer complaints fell below the incentive standards contained in the ASA.  The Company recorded a $2.5 million performance-related reduction of revenue as an estimate of what it might owe to Northwest related to the first quarter of 2008.  The ultimate amount that the Company will owe Northwest will not be determined until after the six month performance period ends on June 30, 2008.  The Company has also estimated that Pinnacle’s operating income was reduced by approximately $2 million because of lost revenue associated with cancelled flights and increased interrupted trip and passenger re-accommodation costs related to the higher level of cancelled and delayed flights.  Pinnacle’s operating performance is still well above minimum required standards in the ASA.

Pinnacle’s operating performance has improved significantly during April 2008.  Pinnacle may record a similar or smaller reduction of revenue during the second quarter of 2008, depending on Pinnacle’s operating performance during the second quarter and the ultimate amount owed to Northwest for the six month performance period ending June 30, 2008.

First Quarter 2008 Significant Events

-- Pinnacle took delivery of three Bombardier CRJ-900 next generation regional jet aircraft.  Pinnacle operated six 76-seat CRJ-900s as a Delta Connection carrier as of March 31, 2008 and will add ten additional aircraft through early 2009.  The CRJ-900 has operating costs that are the lowest among comparably sized regional jets, providing for an economic, efficient aircraft in the Delta Air Lines network.  Enhanced cabin modifications on Pinnacle’s models provide a significantly improved passenger experience as compared to traditional regional jets.

-- Colgan began operating Bombardier 74-seat Q400 next generation turboprop aircraft as a Continental Connection carrier.  Colgan took delivery of six Q400 aircraft during the first quarter and will add nine additional aircraft by June 2008.  The Q400 provides passenger comfort, speed, and operational flexibility that rival regional jets, but at significantly lower operating costs.  In particular, the Q400 uses 28% less fuel than a comparably sized regional jet.

-- Colgan reached an agreement with the United Steel Workers (“USW”) as the legal representative of its flight attendant group.  The agreement provides Colgan’s flight attendants with industry standard pay and benefits, while maintaining Colgan’s long-term competitive regional airline cost structure.

-- The Company purchased its Series A Preferred Share (the “Preferred Share”) from Northwest at a purchase price of $20 million during the first quarter.  The purchase of the Preferred Share was a part of the Company’s agreement for an amended and restated ASA with Northwest in December 2006 as part of Northwest’s bankruptcy reorganization proceedings.

“Although we are disappointed in our first quarter performance, we are proud of the efforts of our People to bring both the CRJ-900 next generation and Q-400 aircraft into service for Delta and Continental respectively,” said Philip H. Trenary, President and Chief Executive Officer of Pinnacle Airlines Corp.  “These aircraft represent the best solution for our customers in a very difficult operating environment.  Coupled with the actions we are taking to improve Colgan’s performance, this provides a positive outlook for the future.”

First Quarter 2008 Financial and Operating Results

Pinnacle completed 112,061 block hours and 65,979 departures, increases of 5% and 3%, respectively, over the same period in 2007.  Pinnacle’s capacity increased due to the addition of its Delta Connection operations with 6 CRJ-900 aircraft and due to higher planned utilization of its CRJ-200 fleet in the Northwest system, offset partially by seven fewer CRJ-200 aircraft operating under the Northwest ASA and the operational issues noted above.  Colgan completed 33,134 block hours and 26,800 departures during the first quarter, increases of 32% and 28%, respectively, over the same period in 2007.  The primarily reasons for these increases were the addition of Colgan’s Continental Connection operations with the Q400 aircraft during the quarter, and the change in time periods presented for Colgan, as 2007 data excludes the pre-acquisition dates of January 1 – 17, 2007.

The Company recorded operating revenue of $204.3 million, an increase of $24.8 million, or 14%, over the same period in 2007.  This is primarily related to revenue earned under the Company’s new contracts with Delta and Continental, as well as the inclusion of Colgan’s financial results for the entire quarter in 2008.  Consolidated operating income and operating margin were $6.7 million and 3.3%, respectively.   Consolidated operating income and operating margin for the first quarter of 2007 were approximately $12.8 million and 7.1%, respectively.

Pinnacle achieved operating income of $17.7 million and an operating margin of 11.5% for the first quarter of 2008.  Colgan reported an operating loss of $4.9 million and a negative operating margin of (9.9)% for the first quarter of 2008.  Financial results for both Pinnacle and Colgan exclude certain overhead operating expenses incurred by the Company.  Unallocated corporate overhead costs totaled $6.1 million for the first quarter of 2008.

Total nonoperating expense for the first quarter was approximately $2.6 million, a decrease of approximately $3.6 million from nonoperating income of $1.0 million for the first quarter of 2007.  This is primarily attributable to a $0.8 million decrease in interest income from the Company’s investment portfolio.  In addition, interest expense increased $2.8 million, primarily due to the addition of interest expense associated with borrowings for the acquisition of the CRJ-900 and Q400 aircraft.

Cash and Investments

The Company ended the quarter with cash and cash equivalents totaling $76.9 million.  The Company’s portfolio of auction rate securities (“ARS”) has historically been classified as a short-term investment.  Because of recent unprecedented events in the capital markets, the vast majority of auction rate securities have become illiquid.  Accordingly, the Company has reclassified its ARS portfolio as a noncurrent asset on the Company’s condensed consolidated balance sheet as of March 31, 2008. In addition, the Company assessed the current fair value of its ARS portfolio and recorded an unrealized loss of approximately $10 million to reduce the value of the portfolio to $126 million.  In addition, the Company secured a $60 million term loan facility collateralized by its ARS portfolio and borrowed the maximum $60 million amount during the quarter.

The Company used $17 million in operating activities during the first quarter.  This included $24 million used for cash flows related to the Company’s interest rate hedging program, offset by $7 million of cash flow from airline operations. Cash provided by investing activities of $43 million primarily related to $51 million in net sales of ARS prior to the market becoming illiquid, offset by investments associated with the new CRJ-900 and Q400 fleets at the Company’s operating subsidiaries.  Cash provided by financing activities was $25 million, which included $72 million in proceeds from borrowings, offset by $26 million in principal payments and $20 million used to acquire the Preferred Share from Northwest.

About Pinnacle Airlines Corp.

Pinnacle Airlines Corp., an airline holding company, is the parent company of Pinnacle Airlines, Inc. and Colgan Air, Inc.  Pinnacle Airlines, Inc. operates under the name Northwest Airlink and Delta Connection and operates 130 CRJ-200 and eight CRJ-900 regional jet aircraft in the United States, Canada, and the U.S. Virgin Islands.  Colgan Air, Inc. operates as Continental Connection, United Express and US Airways Express and operates a fleet of 11 Q400, 41 Saab 340 and four Beech 1900 turboprop regional aircraft.

Forward-Looking Statements

This press release contains various forward-looking statements that are based on management's beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Such statements are subject to certain risks, uncertainties and assumptions, including those set forth in our filings with the Securities and Exchange Commission, which are available to investors at our website or online from the Commission.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove erroneous, actual results may vary materially from results that were anticipated or projected. The Company does not intend to update these forward-looking statements before its next required filing with the Securities and Exchange Commission.

For further information, please contact Joe Williams, at (901) 346-6162, or visit our website at www.pncl.com.

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Pinnacle Airlines Corp.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share data)

	Three Months Ended March 31,
	2008	2007
Operating revenues
Regional airline services	$201,159	$176,945
Other	3,182	2,605
Total operating revenues	204,341	179,550
Operating expenses
Salaries, wages and benefits	55,326	47,301
Aircraft fuel	11,873	6,437
Aircraft maintenance, materials and repairs	21,760	17,548
Aircraft rentals	33,521	33,719
Other rentals and landing fees	15,477	13,914
Ground handling services	27,389	24,422
Commissions and passenger related expense	6,826	4,495
Depreciation and amortization	4,376	2,054
Other	21,127	16,835
Total operating expenses	197,675	166,725
Operating income	6,666	12,825
Operating income as a percentage of operating revenues	3.3%	7.1%
Nonoperating (expense) income
Interest income	2,314	3,065
Interest expense	(4,842)	(2,074)
Miscellaneous (expense) income, net	(60)	18
Total nonoperating (expense) income	(2,588)	1,009
Income before income taxes	4,078	13,834
Income tax expense	1,425	4,469
Net income	$2,653	9,365

Basic earnings per share	$0.15	$0.43

Diluted earnings per share	$0.15	$0.38

Shares used in computing basic earnings per share	17,859	21,990
Shares used in computing diluted earnings per share	17,939	24,672

Pinnacle Airlines Corp.
Condensed Consolidated Balance Sheets
(in thousands, except share data)

	March 31,	December 31,
	2008	2007
Assets	(Unaudited)
Current assets
Cash and cash equivalents	$76,884	$26,785
Restricted cash	5,032	5,327
Short-term investments	-	186,850
Receivables, net	33,166	31,107
Spare parts and supplies, net	18,235	16,030
Prepaid expenses and other assets	27,321	16,535
Deferred income taxes, net of allowance	12,284	12,285
Income taxes receivable	18,989	-
Total current assets	191,911	294,919
Property and equipment
Flight equipment	351,978	162,374
Aircraft pre-delivery payments	56,817	81,425
Other property and equipment	41,576	39,969
Less accumulated depreciation	(32,706)	(28,358)
Net property and equipment	417,665	255,410
Investments	126,145	-
Deferred income taxes, net of allowance	62,966	79,856
Other assets	40,237	28,528
Debt issuance costs, net	5,410	4,598
Goodwill	28,206	28,206
Intangible assets, net	17,796	17,071
Total assets	$890,336	$708,588

Liabilities and stockholders’ equity
Current liabilities
Short-term notes payable and current maturities of long-term debt	$121,042	$73,513
Bank line of credit	8,275	8,375
Accounts payable	38,966	33,062
Accrued expenses	85,013	80,731
Income taxes payable	-	2,356
Deferred revenue	24,004	24,099
Other current liabilities	1,224	21,323
Total current liabilities	278,524	243,459
Senior convertible notes	121,000	121,000
Long-term debt, less current maturities	226,511	71,812
Deferred revenue, net of current portion	204,672	209,752
Other liabilities	4,493	4,743
Commitments and contingencies
Stockholders’ equity
Series A preferred share, stated value $100 per share, one issued share, retired on January 4, 2008	-	-
Common stock, $0.01 par value; 40,000,000 shares authorized; 22,516,087 and 22,402,999 shares issued, respectively	225	224
Treasury stock, at cost, 4,450,092 shares	(68,152)	(68,152)
Additional paid-in capital	91,969	91,165
Accumulated other comprehensive loss	(16,344)	(10,200)
Retained earnings	47,438	44,785
Total stockholders’ equity	55,136	57,822
Total liabilities and stockholders’ equity	$890,336	$708,588

Pinnacle Airlines Corp.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Three Months Ended March 31,
	2008	2007
Cash (used in) provided by operating activities	$(17,291)	$315,968
Cash provided by (used in) investing activities	42,687	(291,012)
Cash provided by (used in) financing activities	24,703	(1,563)
Net increase in cash and cash equivalents	50,099	23,393
Cash and cash equivalents at beginning of period	26,785	705
Cash and cash equivalents at end of period	$76,884	$24,098

Pinnacle Airlines Corp.
Operating Statistics (Unaudited)

	Pinnacle Airlines Corp. Consolidated
	Three Months Ended March 31,
	2008	2007(1)	Change
Other Data:
Revenue passengers (in thousands)	2,864	2,468	16%
Revenue passenger miles (in thousands) (1)	1,188,001	1,057,601	12%
Available seat miles (in thousands)	1,674,456	1,551,226	8%
Passenger load factor (2)	70.9%	68.2%	2.7 pts.
Operating revenue per available seat mile (in cents)	12.20	11.57	5%
Operating cost per available seat mile (in cents)	11.81	10.75	10%
Operating revenue per block hour	$1,407	$1,359	4%
Operating cost per block hour	$1,361	$1,262	8%
Block hours	145,195	132,103	10%
Departures	92,779	84,853	9%
Number of operating aircraft (end of period)	189	190	(1)%
Employees	5,505	5,045	9%

	Pinnacle Airlines, Inc.
	Three Months Ended March 31,
	2008	2007	Change
Other Data:
Revenue passengers (in thousands)	2,425	2,197	10%
Revenue passenger miles (in thousands) (1)	1,099,280	1,007,165	9%
Available seat miles (in thousands)	1,493,861	1,432,048	4%
Passenger load factor (2)	73.6%	70.3%	3.3 pts.
Operating revenue per available seat mile (in cents)	10.34	10.02	3%
Operating cost per available seat mile (in cents)	9.15	8.95	2%
Operating revenue per block hour	$1,378	$1,342	3%
Operating cost per block hour	$1,220	$1,199	2%
Block hours	112,061	107,013	5%
Departures	65,979	63,963	3%
Average daily utilization (block hours)	8.86	8.93	(1)%
Average stage length (miles)	453	457	(1)%
Number of operating aircraft (end of period)	138	139	(1)%
Employees	4,061	3,940	3%

	Colgan Air, Inc.
	Three Months Ended March 31,
	2008	2007(1)	Change
Other Data:
Revenue passengers (in thousands)	439	271	62%
Revenue passenger miles (in thousands) (1)	88,721	50,436	76%
Available seat miles (in thousands)	180,595	118,178	53%
Passenger load factor (2)	49.1%	42.7%	6.4 pts
Operating revenue per available seat mile (in cents)	27.66	30.57	(10)%
Operating cost per available seat mile (in cents)	30.39	30.65	(1)%
Operating revenue per block hour	$1,507	$1,440	5%
Operating cost per block hour	$1,656	$1,443	15%
Block hours	33,134	25,090	32%
Departures	26,800	20,890	28%
Average daily utilization (block hours)	7.36	6.80	8%
Average stage length (miles)	195	183	7%
Fuel Consumption (in thousands of gallons)	3,687	3,825	(4)%
Average price per gallon	3.27	2.13	54%
Number of operating aircraft (end of period)	51	51	0%
Employees	1,333	1,105	21%
(1) Information for 2007 for Colgan includes the period of time from the acquisition date of January 18, 2007 through March 31, 2007.
(2) Passenger load factor equals revenue passenger miles divided by available seat miles.